LETTER HEAD OF AGORA INVESTOR RELATION CORP

THIS INVESTOR RELATIONS AGREEMENT made as of the 28th day of July 2005,

BETWEEN:

         EYI INDUSTRIES, Inc. a company subsisting under the laws of the State of Nevada and having its office at 7865 Edmonds Street, Burnaby, BC V3N 1B9

                           ("EYI INDUSTRIES")

AND:

         AGORA Investor Relations Corp, a company incorporated in the province of Ontario, and having its head office at 505 Consumers Road, Suite 912, Toronto, Ontario, Canada, M2J 4V8

                            ("AGORA")

WHEREAS:

A. EYI INDUSTRIES requires the services of a corporation capable of providing Investor Relations services (collectively, the "Services"); and

B. AGORA is ready, willing and able to provide the Services on the terms and conditions set forth in this Agreement;


NOW THEREFORE in consideration of the mutual covenants contained herein and the sum of $10.00 paid by each party to the other (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree each with the other as follows:

1.       CONSULTING SERVICES

1.1 Subject to the approval of any governing regulatory authority or stock exchange, if required, EYI INDUSTRIES shall retain AGORA to provide the Services, the particulars of which are set out in section 4 of this Agreement, and AGORA shall provide the Services on the terms and conditions of this Agreement.

1.2 AGORA shall have no right or authority, express or implied, to commit or otherwise obligate EYI INDUSTRIES in any manner whatsoever, except to the extent specifically provided for herein or specifically authorized in writing by EYI INDUSTRIES.

2.       TERM

2.1 The term of this Agreement shall begin on August 1, 2005 and, unless sooner terminated as provided for in section 7 of this Agreement, shall expire on the July 31, 2006. EYI INDUSTRIES will have the option to renew this Agreement for an additional Twelve (12) months under the same terms of this Agreement.

3.       COMPENSATION

         As partial compensation for services under this Agreement, AGORA shall receive monthly cash compensation in the amount of $US 2,500.00. EYI INDUSTRIES will provide AGORA with 3 post dated cheques at the beginning of each respective quarter (Aug 1st, Nov. 1st, Feb. 1st, Mar. 1st ).

3.2 As the final component of compensation, EYI INDUSTRIES and AGORA shall enter into an agreement in which AGORA will be granted warrants to purchase 350,000 common shares of EYI INDUSTRIES, the details of which are provided in Schedule "B" of this Agreement. The monthly fee and warrant agreement shall constitute full compensation for AGORA.

3.3 AGORA shall absorb all expenses incurred in providing Services to EYI INDUSTRIES pursuant to this Agreement.

4.       SERVICES TO BE PROVIDED

4.1 AGORA agrees, at its expense, to effect communications between EYI INDUSTRIES and its shareholder base, prospective investors and the investment community as a whole, the details of which have been clearly defined in Schedule "A" of this Agreement.

4.2 AGORA agrees, at its expense, to further provide marketing and branding services intended to raise awareness amongst prospective investors and the investment community as a whole, the details of which have been clearly defined in Schedule "A" of this Agreement.

4.2 In performing the Services under this Agreement, AGORA shall comply with all applicable corporate, securities and other laws, rules, regulations, notices and policies, including those of any applicable Stock Exchange, and, in particular, AGORA shall not:

         (a) release any financial or other information or data about EYI INDUSTRIES, which has not been generally released or promulgated, without the prior approval of EYI INDUSTRIES;

         (b) conduct any meetings or communicate with financial analysts without informing EYI INDUSTRIES in advance of the proposed meeting and the format or agenda of such meeting;

         (c) release any information or data about EYI INDUSTRIES to any selected or limited person, entity, or group if AGORA is aware or ought to be aware that such information or data has not been generally released or promulgated; and

         (d) after notice by EYI INDUSTRIES of filing materials for a proposed public offering of securities of EYI INDUSTRIES, and during any period of restriction on publicity, AGORA shall not engage in any public relations efforts not in the normal course without the prior approval of counsel for EYI INDUSTRIES and of counsel for the underwriter(s), if any.

5.       DUTIES OF COMPANY

5.1 EYI INDUSTRIES shall supply AGORA, on a regular and timely basis, with all approved data and information about EYI INDUSTRIES, its management, products and operations, and EYI INDUSTRIES shall be responsible for advising AGORA of any facts which would affect the accuracy of any prior data or information previously supplied to AGORA. EYI INDUSTRIES will make its best efforts to make officers and executives available for interviews, Q&A sessions and other investor communications. EYI INDUSTRIES will use its best efforts to respond to reasonable questions put forth by shareholders and prospective investors.

5.2 EYI INDUSTRIES shall contemporaneously notify AGORA if any information or data being supplied to AGORA that has not been generally released or promulgated.

5.3 EYI INDUSTRIES shall issue a press release, to be drafted by AGORA, announcing the Investor Relations agreement and include AGORA contact information and instructions for investors to utilize the EYI INDUSTRIES IR HUB at the end of every subsequent press release.

6.       REPRESENTATIONS AND WARRANTIES

         AGORA represents and warrants to, and covenants with, EYI INDUSTRIES as follows:

         (a) AGORA and its agents, employees and consultants, will comply with all applicable corporate and securities laws and other laws, rules, regulations, notices and policies, including those of any applicable Stock Exchange;

         (b) AGORA will, and will cause its employees, agents and consultants to, act at all times in the best interests of EYI INDUSTRIES; and

         (c) AGORA has not been subject to any sanctions or administrative proceedings by any securities regulatory authority

7.       TERMINATION

7.1 In the event AGORA materially breaches any term of this Agreement, EYI INDUSTRIES may immediately terminate this Agreement with "cause".

7.2 In the event of termination by EYI INDUSTRIES pursuant to paragraph 7.1, all amounts otherwise payable to AGORA pursuant to the terms of section 3 shall cease and terminate, including unvested warrants, and AGORA will return all material provided by EYI INDUSTRIES.

7.3 In the event EYI INDUSTRIES or EYI INDUSTRIES materially breaches any term of this Agreement, AGORA may immediately terminate this Agreement.

7.4 In the event of termination by AGORA pursuant to paragraph 7.3, or termination of this agreement by EYI INDUSTRIES without cause, all amounts otherwise payable to AGORA for the remaining and complete term of this agreement, pursuant to the terms of Section 3, shall become immediately due and payable and AGORA will return all material provided by EYI INDUSTRIES. In addition, all warrants granted pursuant to the terms of Section 3 shall not be effected.

8.       NOTICE

8.1 Any notice, commitment, election or communication required to be given hereunder by either party to the other party, in any capacity shall be deemed to have been well and sufficiently given if facsimilied or delivered to the address of the other party as set forth on page one of this Agreement, or as later amended by either party from time to time in writing.

8.2 Any such notice, commitment, election or other communication shall be deemed to have been received on the third business day following the date of delivery.

9.       GENERAL

9.1 All references to currency herein are to currency of The United States Of America.

9.2 The rights and interests of the parties under this Agreement are not assignable.

9.3      Time is of the essence of this Agreement.

9.4 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, personal representatives, heirs and assigns.

9.5 If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

9.6 The heading and section numbers appearing in this Agreement or any schedule hereto are inserted for convenience of reference only and shall not in any way affect the construction or interpretation of this Agreement.

9.7 This Agreement shall be construed and enforced in accordance with, and the rights of the parties to this Agreement shall be governed by, the laws of Ontario and each of the parties hereby irrevocably attorn to the jurisdiction of the courts of Ontario.

9.8 AGORA is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholdings therefrom and taxes thereon. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties.

9.9 This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

9.10 The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement.

9.11 This Agreement may be executed in as many counterparts as may be necessary and by facsimile, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and, notwithstanding the date of execution, will be deemed to bear the date as of the day and year first above written.



IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.


EYI INDUSTRIES, Inc.



/s/ Dori O'Neill
----------------
Dori O'Neill, COO


AGORA Investor Relations Corp.

/s/ Paul Kondakos
-----------------
Paul Kondakos, Vice President

                                  SCHEDULE "A"

Lead Generation And Awareness

-        2 months of AOL Small Cap Show
-        2 CEO Interviews
-        2 Feature Webcasts
-        4 AGORA E-Mail Bulletins
-        4-8 Presidents Messages
-        12 months of AGORA MarketPlace
-        12 months of AOL Small Cap Centre Headlines
-        12 months of AGORACOM Front Page Headlines
-        5,000 Monthly Front Page Featured Company Spots
-        100,000 monthly Banner Advertising Impressions

DAILY IR MANAGEMENT AND EXECUTION

Customized and Monitored IR Hub - AGORA will create a customized and monitored IR HUB for the purposes of communicating with current and prospective investors. The EYI INDUSTRIES IR HUB will also contain a broker fact sheet, complete company profile, EYI INDUSTRIES logo, executive address with a EYI INDUSTRIES executive, stock chart, delayed quote and e-mail registration for investors and prospective investors.

Strategy - AGORA will formulate and execute a complete IR strategy in 3-month increments over the next 12 months.

Complete Document Creation and Delivery - AGORA will produce all investor related documents including press releases, corporate updates, interviews, question and answer (Q&A's) and media advisories. AGORA will be responsible for delivering all such documents via press release (through your distributor), e-mail and the EYI INDUSTRIES IR HUB.

Shareholder Communications and Database Management - AGORA will facilitate all daily and regular communications with current and potential investors including questions, requests for information and other relevant queries via e-mail and the EYI INDUSTRIES IR HUB. AGORA will manage and update the EYI INDUSTRIES database on a daily basis, add contacts, delete contacts, track delivery results and manage soft and hard e-mail bounces to insure an up to date and robust database.

Generate and Deliver Proactive Communications - Developments with respect to the company, its industry, competitors and related products will serve as the basis for proactive communications with current and prospective investors. AGORA will produce and deliver proactive communications in 10 -14 day intervals.

/s/ D.O.                                             /s/ P.K.

Initials                                             Initials

EYI INDUSTRIES, Inc.                                 AGORA Investor Relations

                                  SCHEDULE "B"

EYI INDUSTRIES grants AGORA a warrant to purchase 350,000 common shares of EYI INDUSTRIES Corporation. The option price shall be set at $US 0.06, representing current market prices. EYI INDUSTRIES warrants that any common stock purchased by AGORA through this warrant agreement will be registered and free-trading.

The warrants will vest in equal quarterly amounts and stages over the next 12 months. However, AGORA has elected not to exercise any such warrants until after the first 12 months of service. AGORA will only have the right to exercise vested warrants early if EYI INDUSTRIES is acquired during the first 12 months of service.

VESTING AND EXERCISE SCHEDULE

AMOUNT           PRICE              VESTING DATE           FIRST EXERCISE DATE       EXPIRATION

87,500            $.06              NOV 1, 2005               AUG 1, 2006            AUG 1, 2008

87,500            $.06              FEB 1, 2006               AUG 1, 2006            AUG 1, 2008

87,500            $.06              MAY 1, 2006               AUG 1, 2006            AUG 1, 2008

87,500            $.06              AUG 1, 2006               AUG 1, 2006            AUG 1, 2008


EYI INDUSTRIES, Inc.

/s/ Dori O'Neill
----------------
Dori O'Neill, COO


AGORA Investor Relations Corp.

/s/ Paul Kondakos
-----------------
Paul Kondakos, Vice President